UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 14, 2005

Date of Report (Date of earliest event reported)

VARCO INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13309	76-0252850
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2000 W. Sam Houston Parkway South,

Suite 1700

Houston, Texas 77042

(Address of principal executive offices) (Zip Code)

(281) 953-2200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 14, 2005, Varco International, Inc. (“Varco”) entered into Amendment No. 1, Consent, and Agreement (the “Amendment”) by and among Varco, the lenders to the Credit Agreement (as defined below) and Wells Fargo Bank, National Association, as administrative agent for the lenders (the “Amendment”). Pursuant to the Amendment, Varco amended its existing Credit Agreement, dated as of June 30, 2004, among Varco, Wells Fargo Bank Texas, National Association, as Administrative Agent, Bank One, NA, and Comercia Bank as Co-Syndication Agents, Credit Suisse First Boston, as Documentation Agent, and the other banks a party thereto (the “Credit Agreement”), as follows:

•	To consent to the merger of Varco with and into National-Oilwell, Inc. (“NOI”) pursuant to the terms of that certain Amended and Restated Agreement and Plan of Merger, effective as of August 11, 2004, by and between Varco and NOI (the “Merger”);

•	Effective as of the closing of the Merger, to increase the accordion feature of Varco’s $150.0 million revolver (the “Revolver”) under the Credit Agreement from $50 million to $350 million;

•	Effective as of the closing of the Merger, subject to certain limitations, to allow the addition of a multi-currency sub facility to provide Varco the flexibility to borrow in Canadian Dollars, Euros and Pounds Sterling;

•	Effective as of the closing of the Merger, to increase the cross-default threshold under the Credit Agreement from $10 million to $50 million;

•	To increase the threshold for usage under the Revolver from 33 1/3% to 50%;

•	To allow Varco to issue foreign currency letters of credit under the Revolver;

•	To eliminate the $75.0 million letter of credit sub limit to allow for letters of credit to be issued up to the full amount of the Revolver; and

•	To eliminate a certain representation and warranty.

The Amendment is attached hereto as Exhibit 10.1. The above description is qualified in its entirety by the full text of the Amendment, which is incorporated by reference herein.

Item 9.01 Exhibits.

(c) Exhibits

10.1	Amendment No. 1, Consent, and Agreement, dated as of January 14, 2005, among Varco International, Inc., a Delaware corporation, the lenders party to the Credit Agreement, dated June 30, 2004, and Wells Fargo Bank, National Association, as administrative agent for the Banks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARCO INTERNATIONAL, INC.

Date: January 26, 2005	By:	/s/ Clay C. Williams
Clay C. Williams Vice President and Chief Financial Officer